UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2018

iFresh Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38013	82-066764
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2-39 54th Avenue Long Island City, NY11101
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +86-10-60846616

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 11, 2018, iFresh Inc. (the “Company”) and Triton Funds LP entered into a common stock purchase agreement, which was amended on July 11, 2018 (as amended, the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Company may sell to Triton an aggregate of 90,910 shares of common stock (the “Common Stock”). Under the terms of the Purchase Agreement, the Company may, after the satisfaction of certain conditions, notify Triton of its desire to sell shares to it at a price of $5.50 per share. Upon receiving such notice, Triton shall have the option to decide whether to purchase such shares, and, notwithstanding such acceptance, the lowest daily volume weighted average price of the Common Stock during the five business days ended immediately prior to the closing date must be greater than $5.50 per share in order for the transaction to close. If the closing does not take place prior to July 20, 2018, the agreement will terminate and be of no further effect. The Company will issue 5,000 shares to an affiliate of Triton in consideration of Triton entering into the Purchase Agreement, provided that if the closing does not take place on or before July 20, 2018, only 1,000 shares will be issued to Triton’s affiliate. In the event that the Company sells any shares pursuant to a registration statement in the 90-day period after the closing date, the Company will issue Triton an additional number of shares such that the price per share paid by Triton is no less than the price paid per share by the subsequent investors, up to a maximum of 700,000 shares.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

5.1	Opinion of Loeb & Loeb LLP

10.1	Common Stock Purchase Agreement dated July 11, 2018, among iFresh Inc. and Triton Funds LP

10.2	Amendment to Common Stock Purchase Agreement, among iFresh Inc. and Triton Funds LP

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 13, 2018	iFresh, Inc.

	By:	/s/ Long Deng
Name: Long Deng
Title: Chief Executive Officer

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